                                                                          (a)(1)

                          Offer to Purchase for Cash

                Any and All Outstanding Shares of Common Stock

                                      of

                            STIMSONITE CORPORATION

                                      at

                             $14.75 Net Per Share

                                      by

                        VISION ACQUISITION CORPORATION
                         a wholly owned subsidiary of

                          AVERY DENNISON CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON JULY 8, 1999, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 4, 1999, BY AND AMONG AVERY DENNISON CORPORATION ("PARENT"), VISION ACQUISITION CORPORATION ("PURCHASER") AND STIMSONITE CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT PROPERLY WITHDRAWN, THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (3) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THIS OFFER TO PURCHASE.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE STOCKHOLDER TENDER AGREEMENT (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"), OWNING IN THE AGGREGATE APPROXIMATELY 20% OF THE OUTSTANDING SHARES, HAVE ENTERED INTO AN AGREEMENT WITH PARENT AND PURCHASER, PURSUANT TO WHICH SUCH STOCKHOLDERS HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to LaSalle Bank, N.A., the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                               TABLE OF CONTENTS

 INTRODUCTION.............................................................    1
  1. Terms of the Offer..................................................     2
  2. Acceptance for Payment and Payment for Shares.......................     4
  3. Procedure for Tendering Shares......................................     5
  4. Withdrawal Rights...................................................     8
  5. Certain United States Federal Income Tax Consequences...............     8
  6. Price Range of Shares; Dividends....................................    10
  7. Certain Effects of the Transaction..................................    10
  8. Certain Information Concerning the Company..........................    11
  9. Certain Information Concerning Parent and Purchaser.................    13
 10. Source and Amount of Funds..........................................    15
     Background of the Offer; Past Contacts, Transactions or Negotiations
 11. with the Company....................................................    15
 12. Purpose of the Offer and the Merger; Plans for the Company..........    17
 13. Merger Agreement and Stockholder Tender Agreement...................    19
 14. Dividends and Distributions.........................................    28
 15. Certain Conditions of the Offer.....................................    28
 16. Certain Regulatory and Legal Matters................................    29
 17. Fees and Expenses...................................................    32
 18. Miscellaneous.......................................................    32

ANNEX I--Certain Information Concerning the Directors and Executive Officers of Parent and Purchaser

ANNEX II--Section 262 of the General Corporation Law of the State of Delaware

To the Holders of Common Stock of
Stimsonite Corporation:

                                 INTRODUCTION

  Vision Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Avery Dennison Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Stimsonite Corporation, a Delaware corporation (the "Company"), at a purchase price of $14.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

  The Board of Directors of the Company (the "Company Board") has approved the Offer, the Merger (as hereinafter defined), the Merger Agreement (as hereinafter defined) and the Stockholder Tender Agreement (as hereinafter defined), has determined that the Merger is advisable and that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

  The Offer is conditioned upon, among other things, (i) there having been validly tendered pursuant to the Offer, and not properly withdrawn, that number of Shares representing at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction of certain other terms and conditions. See Section 15 of this Offer to Purchase.

  In order to induce Parent and Purchaser to enter into the Merger Agreement, certain stockholders of the Company (the "Selling Stockholders"), owning in the aggregate approximately 20% of the issued and outstanding Shares, have entered into the Stockholder Tender Agreement, dated as of June 3, 1999 (the "Stockholder Tender Agreement") with Parent and Purchaser pursuant to which the Selling Stockholders have agreed to tender and sell their Shares to Purchaser pursuant to the Offer.

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered to the Company Board its opinion that, as of the date of such opinion and based upon and subject to the various considerations set forth in that opinion, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair from a financial point of view to such stockholders. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Company's
Schedule 14D-9") which is being distributed to the Company's stockholders. Stockholders are urged to read the written opinion of Merrill Lynch, dated June 3, 1999, in its entirety and the discussion thereof in the Company's
Schedule 14D-9, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Merrill Lynch in connection with the opinion.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). See Section 13 of this Offer to Purchase.

  Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of the Company, Parent or Purchaser, each issued and outstanding Share (other than Shares owned directly or indirectly by the Company,

Parent or Purchaser, any subsidiary of Parent, any wholly owned subsidiary of the Company or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")) will be converted into and represent the right to receive $14.75 (or such other price that may be paid for each Share pursuant to the Offer, if amended) in cash, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such converted Shares shall no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in cash in consideration therefor upon surrender of such certificate. Pursuant to the Merger Agreement, the Company will not tender Shares held by the Company in the Offer. All Shares that are owned directly or indirectly by the Company, Parent, Purchaser or any subsidiary of Parent at the Effective Time will be canceled, and no consideration will be delivered in exchange therefor. See Section 5 of this Offer to Purchase for a description of certain tax consequences of the Offer and the Merger and Section 13 of this Offer to Purchase with respect to the Merger.

  The Company has advised Parent and Purchaser that, as of June 2, 1999, (i) 8,444,377 Shares were validly issued and outstanding, fully paid and non-assessable; (ii) 819,882 Shares were reserved for issuance upon the exercise of outstanding Options (as hereinafter defined); and (iii) 635,500 Shares were held in treasury. See Section 13 of this Offer to Purchase. As of the date hereof, neither Parent nor Purchaser beneficially own any Shares.

  Based on the foregoing and the expected tender of 1,701,666 shares pursuant to the Stockholder Tender Agreement, the Minimum Condition will be satisfied if 2,930,464 shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below). The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis.

  Upon the satisfaction of the Minimum Condition, Purchaser will have the ability to acquire and control a majority of the outstanding Shares and will thus be able to approve the Merger without the vote of any other stockholder. In the event Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, Purchaser and Parent would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See
Section 12 of this Offer to Purchase.

  Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options will be canceled in exchange for the payment in cash of the excess, if any, of the Offer Price over the exercise price for such Options.

  THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase as soon as legally permitted and practicable after the commencement of the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on July 8, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION. SEE SECTIONS 13 AND 15 OF THIS OFFER TO PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. SEE SECTION 16 OF THIS OFFER TO PURCHASE.

  Purchaser expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the prior written consent of the Company, Purchaser will not (and Parent will not cause Purchaser to) (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) except as set forth below, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) amend or modify any term or condition of the Offer in any manner adverse to the holders of Shares or (vii) impose additional conditions to the Offer other than such conditions required by applicable law. So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, Purchaser may, without the consent of the Company, extend (or will extend at the request of the Company) the Offer for an aggregate period of not more than 20 business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Additionally, so long as the Merger Agreement is in effect and the conditions to the Offer have been satisfied or waived, Purchaser may, without the consent of the Company, extend the Offer for an aggregate period of not more than 20 business days (for all such extensions) beyond the originally scheduled expiration date of the Offer if the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 hereof shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to LaSalle Bank, N.A. (the "Depositary") and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

  If by 12:00 Midnight, New York City time, on July 8, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to
(i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

  There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which require, among other things, that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to BusinessWire and making any appropriate filing with the Commission. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 of the Exchange Act.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, Purchaser also expressly reserves the right, at any time and from time to time, in its sole discretion, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment or, with the written consent of the Company, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 of this Offer to Purchase, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate time for dissemination to stockholders and investor response.

  The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15 of this Offer to Purchase. Subject to such compliance, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in
Section 3 of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. See Section 3 of this Offer to Purchase.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under this Offer to Purchase, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. Procedure for Tendering Shares

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

  (i) the tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which Nasdaq is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER TENDERING SUCH SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

  Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on Substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and may subject the payment of cash to such stockholder pursuant to the Offer to backup withholding of 31%. All stockholders surrendering shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exits and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, or any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Appointment. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 9, 1999). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of the Shares by Purchaser. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, any adjournment or postponement thereof, actions by written consent in lieu of such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent without a meeting in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such

Shares on or after June 9, 1999), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights

  Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after August 9, 1999. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase.

5. Certain United States Federal Income Tax Consequences

  The following is a general discussion of certain United States federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger.

  U.S. Holders. A "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer (or canceled pursuant to the Merger).

  Gain (or loss), will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum United States federal income tax rate of
(i) 39.6% if, at the time the Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the U.S. Holder held the Shares for not more than one year and (ii) 20% if the U.S. Holder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the United States federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

  Non-U.S. Holders. A "Non-U.S. Holder" means a holder of Shares that is not a U.S. Holder. Generally, a Non-U.S. Holder will not be required to pay United States federal income tax on any gain recognized upon the receipt of cash for Shares pursuant to the Offer or the Merger unless:

  (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder, in which case such gain will be subject to tax at the rates in the manner applicable to U.S. Holders, and, if the Non-U.S. Holder is foreign corporation, the branch profits tax may also apply;

  (ii) the Shares are disposed of by an individual Non-U.S. Holder, who holds the Shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, as determined under the Code, and certain other conditions are met, in which case such gain will be subject to a flat 30% tax, which may be offset by United States source capital losses even though the individual is not considered a resident of the United States; or

  (iii) (A) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period and (B) assuming that the Shares are "regularly traded on an established securities market" for United States federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the applicable period from clause (A) above, including on the date of disposition, more than 5% of the outstanding common stock. The Company believes it is not and, during the applicable period set forth in the Code, has not been, a U.S. real property holding corporation.

  Backup Withholding. See Section 3 concerning the potential application of United States federal backup withholding.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES OR CURRENCIES, PERSONS WHO HOLD SHARES AS A POSITION IN A "STRADDLE" OR AS PART OF A "HEDGING" OR "CONVERSION" TRANSACTION AND PERSONS THAT HAVE A FUNCTIONAL CURRENCY OTHER THAN THE U.S. DOLLAR, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS OF THE OFFER AND THE MERGER).

6. Price Range of Shares; Dividends

  The Shares are quoted on Nasdaq under the symbol "STIM." The following table sets forth, for the quarters indicated, the range of high and low bid prices per Share as reported by Nasdaq.

                                                                    High   Low
                                                                   ------ -----
       1999:
       Second Quarter (through June 3, 1999)...................... $10.56 $7.50
       First Quarter..............................................   8.88  6.38
       1998:
       First Quarter.............................................. $ 6.56 $4.88
       Second Quarter.............................................   8.00  6.25
       Third Quarter..............................................   8.13  4.56
       Fourth Quarter.............................................   8.13  4.88
       1997:
       First Quarter.............................................. $ 6.63 $5.75
       Second Quarter.............................................   6.50  5.44
       Third Quarter..............................................   7.44  5.75
       Fourth Quarter.............................................   6.75  4.50

  On June 3, 1999, the last full trading day prior to the date of the public announcement of the execution of the Merger Agreement, the last reported bid price per Share on Nasdaq was $10.50. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Company has publicly stated it has not paid, and does not intend to pay, any cash dividends on the Shares. See Section 14 of this Offer to Purchase.

7. Certain Effects of the Transaction

  Board of Directors of the Company. Promptly upon Purchaser's acceptance for payment of and payment for Shares tendered pursuant to the Offer in accordance with the Offer, and from time to time thereafter as Shares are acquired by Purchaser or its affiliates, Purchaser intends to take such steps as are necessary to assure that Purchaser's designees constitute a majority or more of the directors on the Company Board. In such circumstance, no prior notice of such action to stockholders of the Company or the consent of any stockholder other than Purchaser is required to take such action.

  Effect upon the Shares. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by holders of Shares other than Purchaser. According to the Company, as of June 3, 1999 there were approximately 67 holders of record of the Shares, which excludes beneficial owners of Shares registered in nominee or street name.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in Nasdaq, which requires that for each class of shares listed by an issuer, there must be at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and the issuer must have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be

"qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations with respect thereto. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the outstanding Shares are not considered as being publicly held for this purpose.

  To the extent the Shares are delisted from Nasdaq, the market for Shares could be adversely affected. If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another exchange or in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares as a result of the consummation of the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 holders of record of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the executive officers and directors of the Company and beneficial owners of more than 10% of the Shares would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended.

  If registration of the Shares is not terminated and the Shares are not delisted prior to the Merger, then the Shares will cease to be quoted on Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the Merger.

8. Certain Information Concerning the Company

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of Parent or Purchaser has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of Parent or Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company's 10-K"), the Company makes a range of high performance products, which are designed to offer enhanced visual guidance to vehicle operators and pedestrians in a variety of driving conditions. The Company operates in one business segment. The Company's products, which are designed and manufactured to promote highway safety, are sold primarily by a single sales force to similar customers in the highway construction business. These products include highway delineation products (such as raised reflective pavement markers, thermoplastic pavement marking materials and related application equipment, construction work zone markers and roadside and other delineators) and optical film products (such as high performance reflective sheeting used in the construction of highway signs and Protected Legend(TM) pre-printed sign faces, reflective truck markings and precision embossed film, which is used in internally illuminated airport runway signs and a variety of other products that require optical grade film).

  Set forth below is certain summary historical consolidated financial data with respect to the Company excerpted or derived in part from financial information contained in the Company's 10-K and the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1999 (the "Company's 10-Q"). More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                            STIMSONITE CORPORATION
                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (thousands, except per share data)

                                                   Three Months    Year Ended
                                                  Ended April 4,  December 31,
                                                  -------------- ---------------
                                                       1999       1998    1997
                                                  -------------- ------- -------
                                                   (unaudited)
Income Statement Data:
  Net Sales......................................    $15,449     $87,362 $81,363
  Cost of Goods Sold.............................     11,408      56,052  53,958
  Gross Profit...................................      4,041      31,310  27,405
  Operating Expenses.............................      5,032      20,957  19,000
  Operating Income (Loss)........................       (991)     10,353   8,405
  Interest Expense and Minority Interest ........        394       1,782   2,302
  Income (Loss) Before Income Taxes .............     (1,385)      8,571   6,103
  Income Tax Provision (Benefit).................       (596)      3,668   2,474
  Net Income (Loss)..............................       (789)      4,903   3,629
Per Share Data (diluted):
  Net Income (Loss)..............................      (0.09)       0.58    0.42

                                                   At April 4,   At December 31,
                                                  -------------- ---------------
                                                       1999       1998    1997
                                                  -------------- ------- -------
                                                   (unaudited)
Balance Sheet Data:
  Total Assets...................................     58,765      61,072  55,201
  Total Liabilities..............................     29,078      30,595  28,721
  Stockholders' Equity...........................     29,687      30,477  26,480

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

  Projections. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with that review received certain non-public information about the Company and its financial performance, including certain projected financial data (the "Projections") for the years ending December 31, 1999 through 2004. The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. Moreover, the Projections do not give effect to the Offer or the potential combined operations of Parent and the Company. The information that is set forth below in this Offer to Purchase is for the limited purpose of giving the Company's stockholders access to financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                            STIMSONITE CORPORATION
                SELECTED PROJECTED CONSOLIDATED FINANCIAL DATA
                                  (thousands)

                                          Year Ending December 31,
                            ----------------------------------------------------
                             1999     2000     2001     2002     2003     2004
                            ------- -------- -------- -------- -------- --------
Income Statement Data:
  Net Sales................ $96,023 $112,120 $127,505 $143,083 $159,040 $176,813
  Gross Profit(1)..........  37,728   42,260   46,824   51,310   56,876   62,980
  Net Income(2)............   6,802    8,492   10,954   12,989   15,440   17,142
--------
(1) Excludes depreciation expenses.

(2) Includes depreciation expenses and excludes expenses associated with maintaining public ownership status and, in 1999, $37 in nonrecurring items.

                                          Year Ending December 31,
                            ----------------------------------------------------
                             1999     2000     2001     2002     2003     2004
                            ------- -------- -------- -------- -------- --------
Balance Sheet Data:
  Total Assets............. $61,096 $ 64,707 $ 73,073 $ 87,811 $105,018 $124,246
  Total Liabilities........  23,820   18,939   16,351   18,100   19,867   21,953
  Stockholders' Equity.....  37,276   45,768   56,722   69,711   85,151  102,293

  THE PROJECTIONS WERE NOT PREPARED BY PARENT OR PURCHASER OR WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT ITS INTERNAL OPERATING PROJECTIONS ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE, AND NO REPRESENTATION OR WARRANTY IS MADE, THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THOSE DESCRIBED ABOVE. NONE OF THE COMPANY, PURCHASER, PARENT OR THE COMPANY'S FINANCIAL ADVISOR INTENDS TO UPDATE, REVISE OR CORRECT THESE PROJECTIONS IF THEY BECOME INACCURATE.

9. Certain Information Concerning Parent and Purchaser

  Purchaser. Purchaser is a Delaware corporation and presently a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than that incident to its formation and the commencement of the Offer. The principal executive offices of Purchaser are located at 150 North Orange Grove Boulevard, Pasadena, California 91103.

  Parent. Parent develops, manufactures and markets pressure-sensitive adhesives and materials as well as consumer and converted products. Some pressure-sensitive adhesives and materials are "converted" into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. Parent makes a wide range of products for consumer and industrial markets, including office products, self-adhesive materials, peel-and-stick postage stamps, battery labels, automated retail tag and labeling systems, and specialty tapes and chemicals. International operations also constitute a significant portion of Parent's business. The principal executive offices of Parent are located at 150 North Orange Grove Boulevard, Pasadena, California 91103.

  Set forth below is certain selected historical consolidated financial information with respect to Parent excerpted from financial information contained in Parent's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and Parent's Quarterly Report on Form 10-Q for the quarterly period ended April 3, 1999. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                           AVERY DENNISON CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (in millions, except per share data)

                                                Three Months     Year Ended
                                               Ended April 3,   December 31,
                                               -------------- -----------------
                                                    1999        1998     1997
                                               -------------- -------- --------
                                                (unaudited)
Income Statement Data:
  Net Sales...................................    $  933.9    $3,459.9 $3,345.7
  Cost of Products Sold.......................       622.0     2,315.4  2,263.0
  Gross Profit................................       311.9     1,144.5  1,082.7
  Operating Expenses..........................       273.3       773.2    739.8
  Operating Income............................        38.6       371.3    342.9
  Interest Expense............................        10.4        34.6     31.7
  Income Before Taxes.........................        28.2       336.7    311.2
  Taxes on Income.............................         9.8       113.4    106.4
  Net Income..................................        18.4       223.3    204.8
Per Share Data:
  Net Income Per Common Share, assuming
   dilution...................................        0.18        2.15     1.93

                                                At April 3,    At December 31,
                                               -------------- -----------------
                                                    1999        1998     1997
                                               -------------- -------- --------
                                                (unaudited)
Balance Sheet Data:
  Total Assets................................    $2,314.3    $2,142.6 $2,046.5
  Total Liabilities...........................     1,555.8     1,309.3  1,209.3
  Stockholders' Equity........................       758.5       833.3    837.2

  Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase.

  Except as otherwise set forth in this Offer to Purchase, none of Parent or Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Parent or Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

10. Source and Amount of Funds

  The total amount of funds required by Purchaser to purchase all of the Shares pursuant to the Offer is estimated to be approximately $136.65 million. Fees and expenses related to the Offer and the Merger payable by Purchaser are estimated to be approximately $900,000. Purchaser plans to obtain all funds needed for the Offer and the Merger, through a capital contribution from Parent. The total amount of such capital contribution is presently expected to be approximately $137.55 million.

  Parent plans to obtain funds for the capital contribution to Purchaser through issuance of commercial paper and extendible commercial notes (collectively, the "Notes"). Such Notes are expected to be issued on customary terms and bear market rates of interest or bear a market discount and are expected to have maturities of less than 366 days with respect to commercial paper and less than 397 days with respect to extendible commercial notes.

  Although no definitive plan or arrangement for repayment of the Notes has been made, Parent anticipates such Notes will be repaid with internally generated funds and from other sources which may include the proceeds of future bank refinancings or the public or private sale of equity or debt, including additional issuances of commercial paper and extendible commercial notes. No decision has been made concerning the method to be used to repay the Notes. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

  The Offer is not subject to any financing contingency.

11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company

  From July through September 1998, the Company and Parent had preliminary discussions regarding a possible transaction involving the Company's optical film business. These preliminary discussions never developed into negotiations and were terminated in September 1998 when the parties decided not to pursue such a transaction.

  On February 11, 1999, the Company issued a press release announcing that the Company had engaged Merrill Lynch as its financial advisor to explore strategic alternatives as a means for maximizing stockholder value. Shortly thereafter, the Company's President and Chief Executive Officer called two senior managers of Parent inquiring whether Parent would be interested in exploring a possible transaction with the Company. Parent indicated it would be interested in pursuing such a transaction.

  On February 19, 1999, Parent and the Company entered into a confidentiality agreement (the "Confidentiality Agreement") with respect to a possible transaction. Shortly thereafter, the Company and representatives of Merrill Lynch supplied Parent with a descriptive memorandum regarding the Company.

  On March 8, 1999, representatives of Merrill Lynch provided a letter to various parties (including Parent) who had expressed an interest in exploring a possible transaction with the Company advising them that all preliminary indications of interest with respect to the Company must be submitted in writing to Merrill Lynch by March 22, 1999. On March 22, 1999, Parent informed representatives of Merrill Lynch of its preliminary, non-binding indication of interest concerning the purchase of the Company.

  On April 16, 1999, five senior managers of Parent attended a presentation at the Company's offices in Niles, Illinois and toured the Company's facilities in Niles and Mt. Prospect, Illinois.

  On April 23, 1999, in connection with its press release indicating first quarter results, the Company indicated that it had authorized Merrill Lynch to provide confidential information to a selected group of potential buyers and that such activities were ongoing. On April 27, 1999, Merrill Lynch, at the direction of the Special Committee of the Company Board, sent invitations to submit a written offer for the acquisition of the Company to the selected interested parties, including Parent. The invitation set May 18, 1999 as the deadline for submitting proposals.

  Between April 23, 1999 and May 18, 1999, Parent conducted additional due diligence of the Company, including conducting interviews with members of the Company's management.

  On May 18, 1999, Parent submitted a non-binding proposal to Merrill Lynch to acquire all of the outstanding Shares. The proposal provided that Purchaser, an affiliate of Parent, would offer to acquire by tender offer all of the issued and outstanding Shares for cash, followed by a merger in which the remaining stockholders would also receive an amount in cash equal to the cash offered in the tender offer. The proposal also requested that certain stockholders of the Company enter into a tender and support agreement pursuant to which, among other things, they would grant Parent a purchase option with respect to their Shares and otherwise agree to tender their Shares in the Offer and support the Merger. Shortly thereafter, representatives of Merrill Lynch contacted Parent to clarify and discuss certain terms of the proposal, including the proposed purchase price to be paid by Parent. During the following week, representatives of Merrill Lynch, at the direction of the Special Committee of the Company Board, and Parent negotiated the terms of the proposal, resulting in an increase of the proposed purchase price.

  Between May 18 and May 26, 1999, Parent continued its due diligence of the Company, including conducting interviews with members of the Company's management.

  On May 26, 1999, representatives of Merrill Lynch contacted Parent to confirm certain key terms of the proposal and to encourage Parent to submit its final and best bid. Representatives of Merrill Lynch also informed Parent that the Company Board would be meeting on May 28, 1999. On May 27, 1999, Parent submitted a revised non-binding proposal increasing the proposed purchase price, eliminating its request for a purchase option on the Shares of certain affiliates of the Company and indicating that Parent's bid would expire at 5:00 p.m. on May 28, 1999, unless the Company entered into an agreement giving Parent seven days to negotiate exclusively with the Company.

  On May 28, 1999, the Company entered into a letter agreement with Parent giving Parent the exclusive right to negotiate definitive agreements with the Company and finalize its due diligence by June 4, 1999.

  Between May 28, 1999 and June 3, 1999, representatives of Parent, the Company and certain of the Company's significant stockholders negotiated definitive agreements relating to Parent's proposal. Additionally, certain senior managers of Parent and representatives of Parent's advisors had discussions with senior managers of the Company relating to follow-up due diligence.

  On June 2, 1999, Parent's Board of Directors approved the acquisition by Parent of the Company for a purchase price of $14.75 per Share in cash and the transactions contemplated by the Merger Agreement and the Stockholder Tender Agreement.

  On June 3, 1999, the Stockholder Tender Agreement was executed and on June 4, 1999, the Merger Agreement was executed and the Merger was publicly announced.

  On June 10, 1999, Parent commenced the Offer.

12. Purpose of the Offer and the Merger; Plans for the Company

  Purpose. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and to own the entire equity interest in, the Company. Upon consummation of the Merger, the Company (as the Surviving Corporation) will become a wholly owned subsidiary of Parent.

  Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

  The Company Board is comprised of nine members. The Company Board has approved the Offer, the Merger, the Merger Agreement and the Stockholder Tender Agreement and the transactions contemplated thereby for the purposes of
Section 203 of the DGCL. Unless the Merger is consummated pursuant to the "short-form" merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, Purchaser will have the ability to approve and adopt the Merger Agreement by virtue of its ownership of a majority of the Shares without the affirmative vote of any other stockholder of the Company.

  Plans for the Company After the Offer. Once the Offer is consummated, if permitted by Nasdaq and the Exchange Act, it is the intention of Purchaser and Parent to seek to cause the Company to file applications to withdraw the Shares from listing on Nasdaq and to terminate the registration of the Shares under the Exchange Act. See Section 7 of this Offer to Purchase. In the event that the Shares are no longer included in Nasdaq it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of shares under the Exchange Act, as described below, and other factors. To the extent the Shares are delisted from Nasdaq, the market for Shares could be adversely affected. Further, neither Parent nor Purchaser can predict whether the reduction in the number of Shares as a result of the consummation of the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. See Section 7 of this Offer to Purchase.

  If, following consummation of the Offer, Purchaser owns 90% or more of the outstanding Shares, Purchaser intends, and Parent intends to cause Purchaser, to consummate the Merger as a "short form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares other than Purchaser, or of the Company Board, would be required. Assuming outstanding Options are, pursuant to the Merger Agreement, converted to cash rather than exercised and tendered, upon the tender of Shares owned by the Selling Stockholders, Purchaser will need to acquire an additional 5,898,274 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

  Following consummation of the Offer and upon the satisfaction of the Minimum Condition, Purchaser will have, and intends to exercise, the power as a majority stockholder of the Company to take such steps as are necessary to assure that designees of Purchaser or Parent constitute a majority or more of the directors on the

Company Board, including the designation of new directors to the Company Board, and thus to indirectly seek to effect the Merger. Pursuant to the terms of the Merger Agreement, Purchaser shall be entitled (and Purchaser intends to exercise such entitlement), promptly upon the acceptance for payment of, and payment by Purchaser, in accordance with the Offer, for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, to designate certain directors to the Company Board. After completion or termination of the Offer, Purchaser reserves the right, but has no current intention, to acquire or sell Shares in open market or negotiated transactions. There can be no assurance that Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

  Pursuant to the Merger, each then outstanding Share (other than Shares owned by any of Parent or Purchaser, Shares held in the treasury of the Company and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon. Each share of common stock of Purchaser issued and outstanding at the Effective Time shall be converted into ten shares of the Surviving Corporation. All Shares that are owned directly or indirectly by the Company, Parent, Purchaser or any subsidiary of Parent at the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

  Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld.

  Following the Merger, the Company will be a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Except as set forth herein, neither Parent nor Purchaser has discussed with the Company's key management personnel, nor reached any agreement with respect to, the terms of such personnels' continued employment. Parent currently intends, however, to discuss appropriate retention agreements with certain of the Company's key management personnel prior to the consummation of the Offer.

  Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the Company Board or management of the Company, including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Company Board or any change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

13. Merger Agreement and Stockholder Tender Agreement

  The following is a summary of the material terms of the Merger Agreement, and the Stockholder Tender Agreement. Such summary is not a complete description of these agreements and is qualified in its entirety by reference to the complete texts of the agreements, copies of which are filed as Exhibits
(c)(1) and (c)(2), respectively, to the Tender Offer Statement on Schedule 14D-1 filed jointly with the Commission by Parent and Purchaser, and are incorporated by reference herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the agreements.

The Merger Agreement

  The Offer. Pursuant to the terms and conditions of the Merger Agreement, Parent, Purchaser and the Company are required to use their reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions provided for or contemplated by the Merger Agreement. The Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase. The conditions described in Section 15 are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in its sole discretion.

  In order to induce Purchaser and Parent to enter into the Merger Agreement, Purchaser and Parent entered into a Stockholder Tender Agreement with Edward
T. Harvey Jr., Jay R. Taylor, and Terrence D. Daniels and certain affiliates of Messrs. Harvey and Daniels under which each Selling Stockholder is, among other things, agreeing to tender such Selling Stockholder's Shares in the Offer upon the terms and conditions set forth therein.

  In the Merger Agreement, the Company has agreed that within five days of the date Purchaser's offer documents are filed with the Commission, it will file with the Commission and mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Company Board that the Company's stockholders accept the offer, tender all their Shares to Purchaser and approve the Merger Agreement and the transactions contemplated thereby.

  The Merger. The Merger Agreement provides that, if all of the conditions to the Merger have been fulfilled or waived and the Merger Agreement has not been terminated, Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

  At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares owned by the Company or any subsidiary of the Company or by Parent, Purchaser or any subsidiary of Parent, all of which will be canceled, and Shares the holders of which have properly exercised appraisal rights with respect thereto) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a cash payment of $14.75, payable in cash to the holder thereof, without any interest thereon. Each Share of the Purchaser outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time into one validly issued and outstanding share of common stock of the Surviving Corporation.

  The Merger Agreement provides that upon the purchase of the Shares pursuant to the consummation of the Offer, Parent is entitled to designate such number of directors, rounded up to the next whole number, as will give Parent representation on the Company's board of directors equal to the product of (i) the number of authorized directors on the Company's board of directors (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by Purchaser or Parent or any of their affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and the Company will, upon the request by Parent, promptly increase the size of its board of directors and/or secure the resignations of the number of directors as is necessary to enable Parent's designees to be elected to the Company's board of directors and will cause Parent's designees to be so elected. Notwithstanding the foregoing, the parties to the

Merger Agreement will use their respective reasonable efforts to ensure that at least three of the members of the Company Board will at all times prior to the Effective Time be Continuing Directors (as defined below). Following the election or appointment of Parent's designees pursuant to this provision and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Parent (the "Continuing Directors") will be required to authorize (and such authorization will constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

  Stock Options. The Merger Agreement provides that at the Effective Time, each holder of a then- outstanding option to purchase shares of common stock under any plan, program or arrangement of the Company (collectively, the "Stock Options Plans") whether or not then exercisable (individually, an "Option" and collectively, the "Options"), will, in settlement thereof, receive for each share of common stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount, the "Option Consideration").

  Either prior to or as soon as practicable following the consummation of the Offer, the Company Board (or, if appropriate, any committee of the Company Board administering the Stock Option Plans) is required to adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date of the Merger Agreement to become exercisable at the Effective Time.

  Recommendation. The Company represents and warrants in the Merger Agreement that the Company Board at a meeting duly called and held has duly adopted resolutions (i) approving the Merger Agreement, the Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender all of their Shares to Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) taking all action necessary to render Section 203 of the DCGL, inapplicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement and any of the transactions contemplated thereby and (iii) electing, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate antitakover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender Agreement. The Company Board shall not withdrawn, modify or amend its recommendations described above in a manner adverse to Parent or Purchaser (or announce publicly its intention to do so) provided that the disclosure of the receipt of an Acquisition Proposal (as hereinafter defined) and the fact that the Company Board is considering such Acquisition Proposal or reviewing it with its advisors shall not by itself constitute such a withdrawal, modification or amendment, except that the Company Board shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of the Merger Agreement or the Merger in a manner adverse to Purchaser or approve or recommend or enter into an agreement with respect to a Superior Proposal if the Company has complied with the terms of the Merger Agreement. Any withdrawal, modification or amendment of the recommendation of the Company Board or any committee thereof in any manner adverse to Parent or Purchaser, however, may give rise to certain termination rights on the part of Parent and Purchaser under the Merger Agreement and the right to receive certain termination fees as set forth therein.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including but not limited to representations and warranties relating to the Company's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, compliance with applicable laws, capitalization, subsidiaries, no violation, required consents and approvals, Commission filings (including financial statements), the documents supplied by the Company related to the Offer, the absence of certain material adverse changes or events since December 31, 1998, taxes, employee benefit plans, absence of brokers licenses and permits, environmental matters, title to assets, labor matters, intellectual property, material agreements, the absence of undisclosed liabilities, litigation, insurance and millennium compliance.

  Parent and Purchaser have also made customary representations and warranties to the Company, including but not limited to representations and warranties relating to Purchaser's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby and documents supplied by Parent and Purchaser related to the Offer, required consents and approvals and the availability of sufficient funds to perform their obligations under the Merger Agreement.

  Interim Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, unless Parent has consented in writing thereto, the Company will, and will cause each of its subsidiaries to, (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations, maintain in effect existing qualifications, licenses, permits, approvals and other authorizations, keep available the services of its officers and key employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Parent of the existence of any breach of any representation or warranty of the Company contained in the Merger Agreement (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty of the Company contained in the Merger Agreement to no longer be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect (no longer be true and correct in any material respect); (iv) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement; and (v) maintain its books of account and records in its usual, regular and ordinary manner, consistent with past practices. For purposes of the Merger Agreement, "Material Adverse Effect" means (A) materially adversely affect the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (B) adversely affect or delay the ability of the Company on the one hand, or Parent and Purchaser on the other, to consummate the transactions contemplated by the Merger Agreement or the Stockholder Tender Agreement.

  In addition, from the date of the Merger Agreement to the Effective Time, unless Parent has consented in writing thereto, the Company will not, and will not permit any of its subsidiaries to, (i) amend its certificate of incorporation or bylaws or comparable governing instruments; (ii) issue, sell, pledge or register for issuance or sale any shares of capital stock or other ownership interest in the Company (other than issuances of Shares in respect of any exercise of Options outstanding on the date of the Merger Agreement) or any of the subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, or accelerate any right to convert or exchange or acquire any securities of the Company (other than Options) or any of its subsidiaries for any such shares or ownership interest;
(iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date of the Merger Agreement, other than as set forth in the Merger Agreement; (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, other than as set forth in the Merger Agreement; (v) sell, lease or otherwise dispose of or encumber any of its assets or property (including capital stock of any of its subsidiaries), mortgage, pledge or impose a lien or other encumbrance on any of its material assets or property (including capital stock of subsidiaries) except in the ordinary course of business; (vi) acquire by merger, purchase or any other manner, any material business or entity or otherwise acquire any assets that are material to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital expenditures in the ordinary course of business consistent with past practice; (vii) incur or assume any long-term or short-term debt except for working capital purposes in the ordinary course of business under the Company's existing credit facilities and capital expenditures made in accordance with Company's previously adopted capital budget; (viii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company; (ix) make or forgive any loans, advances or capital contributions to, or investments in, any other person; (x) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to employees, except for regularly schedules employee raises, in the ordinary course of business consistent with the Company's past practices or raises that, in the case of executive officers, have been approved by the compensation committee of the Company Board prior to the date hereof in the ordinary course of business consistent with the committee's past practices;
(xi) adopt, amend in any material respect (including any increase in the payment under) benefits or terminate any employee benefit plan or arrangement;
(xii) make any material changes in the type or amount of insurance coverage or permit any material insurance policy naming the Company or any subsidiary as a beneficiary or a loss payee to be canceled or terminated; (xiii) except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices used by the Company or its subsidiaries; (xiv) take any action to cause the Shares to cease to be traded on Nasdaq prior to the completion of the Offer or the Merger; (xv) enter into any agreement to which the Company or any of its subsidiaries is a party and
(A) is outside of the ordinary course of business of the Company or its subsidiaries, (B) a customer of the Company or one of its subsidiaries is a party and either (1) involves the payment or receipt by the Company or any of it subsidiaries, subsequent to the date of the Merger Agreement, of more than $1,000,000 or (2) is not terminable without penalty by the Company or the subsidiary party thereto on fewer than 365 days' notice or (C) except for customer contracts, either (1) involves the payment or receipt by the Company or any of its subsidiaries, subsequent to the date of the Merger Agreement, of more than $500,000 or (2) is not terminable without penalty by the Company or the subsidiary party thereto on fewer than 180 days' notice, except as required or permitted by clause (vii) or (xvi) and except for agreements relating to the purchase or sale of the Company's products (including, without limitation, supply, purchase and shipping contracts) to be performed within 90 days; (xvi) enter into, terminate, fail to renew, or accelerate any license, distributorship, dealer, sales representative, joint venture, credit or other agreement if such action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (xvii) fail to operate, maintain, repair or otherwise preserve its material assets and properties consistent with past practice; (xviii) fail to comply with all applicable filing, payment and withholding obligations under all applicable federal, state, local or foreign laws relating to taxes except where such failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (xix) make any tax election, compromise any federal, state, local or foreign income tax liability; (xx) pay, discharge or settle any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the foregoing in the ordinary course of business consistent with past practice, or, if not in the ordinary course of business, the payment, discharge or satisfaction of the foregoing that, individually and in the aggregate, does not exceed $500,000; or (xxi) agree in writing or otherwise to take any of the foregoing actions.

  Other Agreements of Parent, Purchaser and the Company. The Company has agreed in the Merger Agreement that it will not, and will not authorize, permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall not authorize, permit or direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, (i) initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of, 15% or more of the assets or any equity securities of the Company or any of its subsidiaries (any such proposal or offer, an "Acquisition Proposal") or (ii) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal. However, the foregoing does not prevent the Company or the Company Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii): (x) providing information in response to a request therefor by a person or entity who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the person or entity so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement; (y) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the stockholders of the Company, if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Company Board determines in good faith after consultation with outside legal counsel and Merrill Lynch (the "Financial Advisor") that such action is necessary in order for its members to comply with their fiduciary duties under applicable law (the parties to the Merger Agreement agreed that any action described in clause (x), (y) or (z) above will be permitted to be taken regardless of whether it would be necessary under applicable law, if it is taken only with respect to a Superior Proposal) and (ii) in each case referred to in clause (x), (y) or (z) above, the Company Board determines in good faith (after consultation with outside legal counsel and the Financial Advisor) that, if accepted, such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal, and would provide for a higher per share value to the stockholders of the Company, and is fully financed (or, based on a good faith determination of the Company Board, is readily financeable) (any such Acquisition Proposal meeting the foregoing conditions, a "Superior Proposal"). The Company agreed to immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted before the execution of the Merger Agreement with respect to any of the foregoing. The Company agreed to notify Parent immediately if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives. This notice is required to indicate the name of the person or entity involved and the material terms and conditions of any Acquisition Proposal, and thereafter the Company is obligated to keep Parent informed, on a current basis, of the status and terms of any inquiries or Acquisition Proposals and the status of any negotiations or discussions.

  In the Merger Agreement, the parties agree that if necessary, the Company, through the Company Board, will call a meeting of the stockholders for the purpose of voting upon the Merger, will hold such meeting as soon as practicable following the purchase of Shares pursuant to the Offer and, unless the Company Board approves or recommends, or enters into an agreement with respect to, a Superior Proposal, will recommend to its stockholders the approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger. The Company must use reasonable efforts to obtain the necessary approvals by its stockholders for the Merger and take all other actions reasonably requested by Parent to secure the vote of stockholders for approval of the Merger, the Merger Agreement and the other transactions contemplated thereby. At any such meeting, all of the Shares then owned by Parent, Purchaser and by any of Parent's other subsidiaries or affiliates will be voted in favor of the Merger and the Merger Agreement. Notwithstanding the foregoing, in the event that Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Shares, the Company, Purchaser and Parent will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, and in any event within five business days after expiration of the Offer, in accordance with Section 253 of the DGCL.

  Subject to the last sentence of this paragraph, from and after the Effective Time, Parent has agreed in the Merger Agreement to indemnify and hold harmless, to the fullest extent permitted under the applicable law, each person who is, or has been at any time prior to June 4, 1999 or who becomes prior to the Effective Time, an officer, director or similar person of the Company or any subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claims, actions, suits, proceedings, arbitrations, investigations or audits arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. The parties agreed that Parent shall have no obligations described in this paragraph, unless and until the Surviving Corporation transfers outside of the ordinary course of business a material portion of its assets, in a single transaction or in a series of transactions, and such transfer materially and adversely affects the legal or financial ability of the Surviving Corporation to satisfy its indemnification obligations under the Merger Agreement.

  Parent has also agreed in the Merger Agreement to cause the Surviving Corporation to purchase a six-year pre-paid noncancellable directors and officers insurance policy covering the directors in place at the time of the Merger Agreement and all former directors, officers and similar persons of the Company and its subsidiaries with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the six-year period immediately following the date on which the closing of the Merger occurs (the "Closing Date") equal to the policy limit for the Company's directors and officers insurance policy in place as of June 4, 1999 (the "Current Policy"). If such insurance is not obtainable at an annual cost per covered year not in excess of 200% the annual premium paid by the Company for the Current Policy (the "Cap"), then Parent will cause the Surviving Corporation to purchase policies providing at least the same coverage as the Current Policy and containing terms and conditions no less advantageous to the current and former directors, officers and similar persons of the Company and its subsidiaries than the current policy with respect to acts or failures to act prior to the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost of no greater than the Cap; and, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

  However, if after the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then, in each such case, proper provisions will be made so that successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume such entity's obligations set forth in the two foregoing paragraphs. The provisions of this paragraph and the two foregoing paragraphs are intended for the benefit of and shall be enforceable by each person who is as of June 4, 1999 or has been at any time prior to such date, or who becomes prior to the Effective Time, an officer, director or similar person of the Company or any of its subsidiaries.

  Conditions to the Merger. The respective obligation of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

    (i) Purchaser having accepted payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser has failed in violation of the terms of the Merger Agreement or the Offer to purchase shares so tendered and not withdrawn;

    (ii) The Merger Agreement will have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company if such vote is required pursuant to the Company's Certificate of Incorporation, the DGCL or other applicable law; provided, however, that neither Parent nor Purchaser may invoke this condition if either of them or any of their respective affiliates shall have failed to vote the Shares held by it in favor of the Merger Agreement and the Company may not invoke this condition if the Company has failed to fulfill its obligations with respect to obtaining Company stockholder approval;

    (iii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition, preventing, restraining or restricting the consummation of the Merger being in effect; provided, however, that the party invoking this condition must use its best efforts to have any such order, injunction or restraint vacated; and

    (iv) All necessary waiting periods under the HSR Act that are applicable to the Merger shall have expired or been earlier terminated, and all other necessary approvals from any other Governmental Entity (as hereinafter defined) that are applicable to the Merger having been obtained.

  Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of the Company, but prior to the

Effective Time, (i) by mutual written consent of the Company and Parent; (ii) by the Company, if (A) Parent or Purchaser shall have failed to commence the Offer within five business days after the date of the Merger Agreement, (B) Parent or Purchaser shall have failed to comply with its payment obligations under the Merger Agreement with respect to any Shares accepted for payment pursuant to the Offer, or (C) any change to the Offer is made in contravention of the provisions of Article 1 of the Merger Agreement; (iii) by Parent or the
Company:

    (A) if the Effective Time does not occur on or before December 4, 1999 (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of or resulted in the failure of the Effective Time to occur on or before December 4, 1999);

    (B) if, upon a vote at the stockholder meeting, or any adjournment thereof, the adoption of the Merger Agreement by the stockholders of the Company required by the DGCL has not been obtained (provided that this right to terminate the Merger Agreement is not available to Parent, if Parent, Purchaser or any of their affiliates failed to vote the Shares held by them in favor of adoption of the Merger Agreement, and is not available to the Company, if the Company failed to fulfill its obligations under the Merger Agreement relating to stockholder approval and the related proxy statement);

    (C) if there is any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other governmental entity has issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action has become final and non-appealable; or

    (D) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A of the Merger Agreement without Purchaser having purchased any Shares pursuant to the Offer (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of or resulted in the failure of those conditions);

(iv) by Parent, prior to the consummation of the Offer, if (A) the Company Board withdraws, amends or modifies, its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of common stock accept the Offer and tender all of their Shares to Purchaser and approve the Merger Agreement and the transactions contemplated thereby (or, in each case, publicly announces its intention to do so) in a manner adverse to Parent or Purchaser or (B) the Company approves, recommends or enters into an agreement with respect to, or consummates, an Acquisition Proposal; (v) by the Company, prior to the consummation of the Offer, if the Company approves, recommends or enters into an agreement providing for the Company to engage in a Superior Proposal; provided, however, that the right to terminate the Merger Agreement pursuant to this provision is not available if the Company has not provided Parent and Purchaser with at least five business days' prior written notice of its intent to so terminate the Merger Agreement together with a summary of the material terms and conditions of the Superior Proposal; provided, further, however, that no termination is effective pursuant to this provision unless concurrently with the termination, a Break-Up Fee is paid in full by the Company as described and defined below; (vi) by Parent, if any of the conditions set forth in Exhibit A of the Merger Agreement have become forever incapable of fulfillment and have not been waived by all applicable parties; (vii) by Parent, if the Company shall breach any of its representations, warranties or obligations under the Merger Agreement and such breach has not been cured within the Company's "cure period" or waived, but only if such breach, individually or together with all other such breaches, would constitute failure of a condition contained in Exhibit A of the Merger Agreement as of the date of termination;
(viii) by the Company, if Parent or Purchaser has materially breached any of its representations, warranties or obligations under the Merger Agreement and that breach has not been cured or waived or Parent or Purchaser have not provided reasonable assurance that breach will be cured prior to the consummation of the Offer, but only if such breach, individually or together with all other such breaches, is reasonably likely to materially and adversely affect Parent's or Purchaser's ability to consummate the Offer or the Merger; or (ix) by Parent, prior to the consummation of the Offer, if the Stockholder Tender Agreement shall not be in full force and effect or any Selling Stockholders shall have breached in any material respect any representation, warranty or covenant contained in the Stockholder Tender Agreement, as applicable; provided, however, that the party seeking termination pursuant to clause (vi), (vii) or
(viii) immediately above is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

  Termination Fee and Expenses. The Company has agreed to pay Parent a Break-Up Fee of $6,000,000 (less any expense amounts paid by the Company pursuant to its expense reimbursement obligations described below) in the event that the Merger Agreement is terminated by Parent pursuant to clause (iv) above or by the Company pursuant to (v) above.

  Additionally, pursuant to the Merger Agreement, if all of the following events have occurred:

    (i) an Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company at any time on or after the date of the Merger Agreement and prior to the consummation of the Offer and either Parent or the Company terminates the Merger Agreement pursuant to clause (iii)(A) or (iii)(D) above or Parent terminates the Merger Agreement pursuant to clause (vii) above; and

    (ii) thereafter, within 12 months of the date of termination of the Merger Agreement, the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal described in clause
  (i) immediately above (or any other Acquisition Proposal whether or not described in clause (i) immediately above if the Acquisition Proposal is made by any person or affiliate thereof who made any Acquisition Proposal described in clause (i) immediately above), then the Company shall pay to Parent an amount equal to the Break-Up Fee concurrently with the execution of the relevant definitive agreement.

  The parties also agreed that if the Merger Agreement is terminated by Parent or the Company pursuant to clause (vii) or (viii) above, respectively, the breaching party shall reimburse the other party up to a maximum of $1,500,000 for all expenses incurred by non-breaching party in connection with its negotiation, execution, delivery and performance of the Merger Agreement.

The Stockholder Tender Agreement

  Prior to the execution of the Merger Agreement, Purchaser and Parent entered into a Stockholder Tender Agreement with the Selling Stockholders. The Selling Stockholders own an aggregate of 1,701,666 Shares. Pursuant to the Stockholder Tender Agreement, each Selling Stockholder has agreed to tender and sell all Shares owned by it to Purchaser pursuant to and in accordance with the terms of the Offer.

  During the term of the Stockholder Tender Agreement, no Selling Stockholder shall (a) sell, transfer, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the transfer by such Stockholder of, any of the Shares or offer any interest in any Shares thereof to any person other than pursuant to the terms of the Offer, the Merger or the Stockholder Tender Agreement, (b) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Shares, or (c) take any action that would make any representation or warranty of such Stockholder contained in the Stockholder Tender Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing his or its obligations under the Stockholder Tender Agreement.

  During the term of the Stockholder Tender Agreement, each Selling Stockholder agrees not to directly or indirectly, (a) initiate, solicit or otherwise encourage any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or (b) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after the date of the Stockholder Tender Agreement, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal. If a Selling Stockholder receives any Acquisition Proposal, such Selling Stockholder agrees to immediately notify Parent of that inquiry or proposal and the details thereof.

  During the term of the Stockholder Tender Agreement, each Selling Stockholder agrees to vote each of his or its Shares at any meeting of the stockholders of the Company, however called, (a) in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, and (b) against any action or agreement (other than the Merger and the other transactions contemplated by the Merger Agreement) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by the Merger Agreement and the Stockholder Tender Agreement, including, but not limited to: (i) any Acquisition Proposal; (ii) any action that is likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of the Company under the Merger Agreement or result in any of the conditions of the Offer not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company or its subsidiaries; (v) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent;
(vi) any material change in the present capitalization or dividend policy of the Company; or (vii) any other material change in the Company's corporate structure, business, certificate of incorporation or by-laws.

  The Stockholder Tender Agreement will terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with its terms, and (b) the Effective Time.

  Section 203 of the DGCL. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder's becoming an "interested stockholder." On June 3, 1999, the Company Board approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and all the transactions contemplated thereunder, for purposes of Section 203 of the DGCL, and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

Confidentiality Agreement

  The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent agreed to keep confidential all information concerning the Company furnished to it by the Company, to use such material solely in connection with evaluating or consummating an acquisition of the Company by Parent, and, except with the prior written consent of the Company, not to disclose the fact that discussions or negotiations have or are taking place concerning a possible transaction involving the Company or the status thereof. Except with the prior written consent of the Company Board, Parent also agreed not to, for two years after the date of the Confidentiality Agreement, (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (b) make, or participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving the Company or any of its securities or assets; (d) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (e) participate with or assist any other person in doing any of the foregoing; or (f) request the Company or any of its Representatives (as defined in the Confidentiality Agreement), directly or indirectly, to amend or waive any provision of this paragraph. The Confidentiality Agreement (other than the provisions relating to the use and disclosure of confidential information) terminated upon execution of the Merger Agreement.

14. Dividends and Distributions

  The Company has not paid and does not intend to pay dividends on the Shares. The Merger Agreement provides that, unless Parent consents in writing, the Company will not, among other things: (a) issue, sell, pledge or register for issuance or sale any shares of capital stock or other ownership interest in the Company (other than issuances of Shares in respect of any exercise of Options outstanding on the date of the Merger Agreement) or any of the subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, or ownership interest, or convertible or exchangeable securities or accelerate any right to convert or exchange or acquire any securities of the Company (other than Options pursuant to Section 5.2(d) of the Merger Agreement) or any of its subsidiaries for any such shares or ownership interest; (b) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof, other than as set forth in the Merger Agreement; or (c) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any of its subsidiaries, other than as set forth in the Merger Agreement.

15. Certain Conditions of the Offer

  Notwithstanding any other term of the Merger Agreement, Purchaser is not required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not previously accepted for payment or paid for and may terminate or amend the Offer as to those Shares unless (i) there has been validly tendered and not withdrawn prior to the expiration of the Offer the number of Shares that represent at least a majority on a fully diluted basis of the outstanding Shares (collectively, the "Minimum Condition") and (ii) any waiting period under the HSR Act and any non-United States laws regulating competition, investment, or exchange controls applicable to the purchase of Shares pursuant to the Offer has expired or terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser is not required to accept for payment or, subject to the preceding conditions, to pay for any Shares not previously accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist or shall occur and remain in effect:

    (a) Any United States or state judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") shall have enacted, issued, promulgated, enforced, instituted or entered any statute, rule, regulation, executive order, decree, injunction, action, application or claim or other order that is in effect or pending (a "Claim"), (i) challenging or prohibiting the acquisition by Parent or Purchaser of the Shares pursuant to the Merger Agreement, including the Offer or the Merger, (ii) restraining or prohibiting the making or consummation of the Merger Agreement, including the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to obtain from Parent or Purchaser any damages that arise out of the transactions contemplated by the Merger Agreement and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if such damages were assessed against the Company, (iv) restraining or prohibiting, or limiting in any material respect, the ownership or operation by Parent or Purchaser of any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (v) seeking to compel Parent or Purchaser to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of the Company or any of its subsidiaries, (vi) imposing limitations on the ability of Parent, Purchaser or any other subsidiary of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser on all matters properly presented to the Company's stockholders, or (vii) seeking to require divestiture by Parent or Purchaser of any Shares; or

    (b) There shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, Governmental Entity or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act or any non-United States laws regulating competition, antitrust, investment or exchange controls, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

    (c)(i) The representations and warranties made by the Company in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date) except for any breach or breaches that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement (other than those obligations, covenants or agreements under Section 5.2(e) (relating to the Stock Option Plans), with respect to which the Company shall have performed in all respects) and, with respect to any such failure that can be remedied, the failure is not remedied within 20 business days after Parent has furnished the Company with written notice of such failure; or

    (d) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or Nasdaq, (ii) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States, (iii) the commencement of or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof; or

    (e) The Company Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Company's
  Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of common stock accept the Offer and tender all of their shares of common stock to Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, or shall have approved or recommended any Acquisition Proposal or Superior Proposal; or

    (f) The Merger Agreement shall have been terminated in accordance with its terms; or

    (g) There shall have occurred any events or states of fact that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any other facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

  If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. Certain Regulatory and Legal Matters

  Except as set forth in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Purchaser and Parent in the Merger Agreement by the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". Except as specified in this
Section 16, Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in Section 15 of this Offer to Purchase shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase for certain conditions of the Offer.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  The Company is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving the Company and, therefore, is subject to such provisions. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Company Board has approved the Offer, the Merger, the Merger Agreement and the Stockholder Tender Agreement for the purposes of Section 203 of the DGCL. Except as described above with respect to Section 203 of the DGCL, Parent and Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Parent and Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover law is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Parent and Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

  Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by Parent, which Parent submitted on June 9, 1999. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on June 24, 1999 unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of Parent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company pursuant to the Offer. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or their subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Parent and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Parent and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

  Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares whose Shares were not accepted for payment and paid for by Purchaser in the Offer will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Annex II to this Offer to Purchase for Section 262 of the DGCL.

  Legal Proceedings. Parent and Purchaser are not aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 15 of this Offer to Purchase.

17. Fees and Expenses

  Parent and Purchaser have retained D.F. King & Co., Inc., as Information Agent (the "Information Agent"), and LaSalle Bank, N.A., as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer.

  Neither Purchaser nor Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous

  Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

  Purchaser and Parent have jointly filed a Tender Offer Statement on Schedule 14D-1 with the Commission, pursuant to Rule 14d-1 of the Exchange Act, together with exhibits furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including all exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase (except that they may not be available at the regional offices of the Commission).

Dated: June 10, 1999                             VISION ACQUISITION CORPORATION

                                                                        ANNEX I

 CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
                                 AND PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The names, present principal occupation or employment, and material occupations, positions, offices, or employment during the last five years of each director and executive officer of Parent are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with Parent for the last five years or have served Parent in various administrative or executive capacities for at least that long. The business address of each person listed below is 150 North Orange Grove Boulevard, Pasadena, California 91103, and each person is a citizen of the United States.

                                                         Present Principal Occupation or
                                                                 Employment and
                                                      Material Occupation, Positions, of or
                                                                   Employment
      Name and Address              Title                Held During the Last Five Years
 -------------------------- ---------------------   ----------------------------------------
 John C. Argue............. Director                During the past five years, Mr. Argue
                                                    has been Of Counsel and formerly Senior
                                                    Partner of the law firm of Argue Pearson
                                                    Harbison & Myers. Mr. Argue is chairman
                                                    of The Rio Hondo Memorial Foundation.
                                                    Mr. Argue is also a director of Apex
                                                    Mortgage Capital, Inc., Nationwide
                                                    Health Properties, Inc., and
                                                    TCW/Convertible Securities Fund, Inc., a
                                                    registered investment company. He is a
                                                    trustee of the TCW/DW and TCW Galileo
                                                    families of funds and the TCW/DW Term
                                                    Trust 2000, TCW/DW Term Trust 2002 and
                                                    TCW/DW Term Trust 2003. Mr. Argue is an
                                                    advisory director (Chairman of advisory
                                                    directors) of LAACO Ltd. He has been a
                                                    director of Parent since January 1988.

 Joan T. Bok............... Director                Since April 1998, Mrs. Bok has been
                                                    Chairman Emeritus of the Board of NEES
                                                    Companies, a public utility holding
                                                    company and supplier of electricity.
                                                    From February 1984 through April 1998,
                                                    Mrs. Bok was Chairman of the Board of
                                                    NEES Companies, and from July 1988 to
                                                    February 1989, she served as Chairman,
                                                    President and Chief Executive Officer.
                                                    She is also a director of John Hancock
                                                    Mutual Life Insurance Company and
                                                    Solutia, Inc. Mrs. Bok has been a
                                                    director of Parent since October 1990.
                                                    She served as a director of Dennison
                                                    Manufacturing Company from 1984 to
                                                    October 1990.

 Charles D. Miller......... Director and Chairman   Mr. Miller has served as Chairman of
                                                    Parent since May 1998. From November
                                                    1983 through April 1998, Mr. Miller was
                                                    Chairman and Chief Executive Officer of
                                                    Parent. Prior to 1983, he served as
                                                    President and Chief Executive Officer.
                                                    He is Chairman of Nationwide Health
                                                    Properties, Inc., and also is a director
                                                    of Edison International and Pacific Life
                                                    Insurance Company. He has been a
                                                    director of Parent since January 1975.

                                                            Present Principal Occupation or
                                                                    Employment and
                                                         Material Occupation, Positions, of or
                                                                      Employment
      Name and Address                Title                 Held During the Last Five Years
 -------------------------- ------------------------   ----------------------------------------
 Peter W. Mullin........... Director                   During the past five years, Mr. Mullin
                                                       has been Chairman and Chief Executive
                                                       Officer of Mullin Consulting, Inc.,
                                                       formerly known as Management
                                                       Compensation Group, Los Angeles, Inc.,
                                                       an executive compensation, benefit
                                                       planning, and corporate insurance
                                                       consulting firm, and related entities.
                                                       He is also a director of Golden State
                                                       Vintners, Inc. and Mrs. Fields Original
                                                       Cookies, Inc. He has been a director of
                                                       Parent since January 1988.
 Philip M. Neal............ Director, President and    Since May 1998, Mr. Neal has served as
                            Chief Executive Officer    President and Chief Executive Officer of
                                                       Parent. From December 1990 through April
                                                       1998, Mr. Neal was President and Chief
                                                       Operating Officer of Parent. Prior to
                                                       December 1990, he served as Executive
                                                       Vice President, Group Vice President,
                                                       and Senior Vice President, Finance,
                                                       respectively. He has been a director of
                                                       Parent since December 1990.

 Sidney R. Petersen........ Director                   During the past five years, Mr. Petersen
                                                       has been a private investor. In 1984, he
                                                       retired as Chairman and Chief Executive
                                                       Officer of Getty Oil Company, a position
                                                       which he had held since 1980. He is also
                                                       a director of NICOR, Inc., Seagull
                                                       Energy Corporation, Sypris Solutions,
                                                       Inc., and UnionBanCal Corp. He has been
                                                       a director of Parent since December
                                                       1981.

 John B. Slaughter......... Director                   Since August 1988, Dr. Slaughter has
                                                       served as President of Occidental
                                                       College. Dr. Slaughter is also a
                                                       director of Atlantic Richfield Company,
                                                       International Business Machines
                                                       Corporation, Northrop Grumman
                                                       Corporation, and Solutia, Inc. He has
                                                       been a director of Parent since December
                                                       1988.

 Robert M. Calderoni....... Senior Vice President,     Mr. Calderoni has served as Senior Vice
                            Finance and Chief          President, Finance and Chief Financial
                            Financial Officer          Officer of Parent since 1997. From 1996
                                                       through 1997, he served as Senior Vice
                                                       President, Finance of Apple Computer,
                                                       Inc. From 1994 through 1996, he served
                                                       as Vice President, Finance of IBM,
                                                       Storage Systems Division.

 Kim A. Caldwell........... Executive Vice             Mr. Caldwell has served as Executive
                            President, Global          Vice President, Global Technology and
                            Technology and New         New Business Development of Parent since
                            Business Development       1997. From 1990 through 1997, he served
                                                       as Senior Group Vice President, World
                                                       Materials--Americas and Asia.

 Diane B. Dixon............ Vice President,            Ms. Dixon has served as Vice President,
                            Worldwide Communications   Worldwide Communications and Advertising
                            and Advertising            of Parent since 1997. From 1985 through
                                                       1997, she served as Vice President,
                                                       Corporate Communications.


                                                          Present Principal Occupation or
                                                                  Employment and
                                                       Material Occupation, Positions, of or
                                                                    Employment
      Name and Address               Title                Held During the Last Five Years
 -------------------------- ----------------------   ----------------------------------------

 Geoffrey T. Martin........ Senior Group Vice        Mr. Martin has served as Senior Group
                            President, Worldwide     Vice President, Worldwide Converting,
                            Converting, Graphic      Graphic Systems and Specialty Tapes of
                            Systems and Specialty    Parent since 1997. From 1994 through
                            Tapes                    1997, he served as Senior Vice
                                                     President, Worldwide Converting and
                                                     Materials--Europe.
 Thomas E. Miller.......... Vice President and       Mr. Miller has served as Vice President
                            Controller               and Controller of Parent since 1994.
                                                     From 1993 through 1994, he served as
                                                     Vice President and Assistant Controller
                                                     of Parent.

 Dean A. Scarborough....... Group Vice President,    Mr. Scarborough has served as Group Vice
                            Fasson Roll--North       President, Fasson Roll--North America
                            America and Europe       and Europe of Parent since 1997. From
                                                     1995 through 1997, he served as Vice
                                                     President and General Manager, Fasson
                                                     Roll Division--U.S. of Parent. From 1993
                                                     through 1995, Mr. Scarborough served as
                                                     Vice President and General Manager,
                                                     Fasson Roll Division--Europe.

 Wayne H. Smith............ Vice President and       Mr. Smith has served as Vice President
                            Treasurer                and Treasurer of Parent since June 1979.

 Stephanie A. Streeter..... Group Vice President,    Ms. Streeter has served as Group Vice
                            Worldwide Office         President, Worldwide Office Products of
                            Products                 Parent since 1996. From 1993 through
                                                     1996, she served as Vice President and
                                                     General Manager, Avery Dennison Brands.

 Robert G. van              Senior Vice President,   Mr. van Schoonenberg has served as
  Schoonenberg............. General Counsel and      Senior Vice President, General Counsel
                            Secretary                and Secretary of Parent since 1996. From
                                                     1981 through 1996, Mr. van Schoonenberg
                                                     served as Vice President, General
                                                     Counsel and Secretary of Parent.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Unless otherwise indicated, each person identified below has been employed by Parent for the last five years and all information concerning the current business address, present principal occupation or employment and five-year employment history for each person is the same as the information given above. In addition to holding the offices indicated, each person identified below is also a director of Purchaser. All persons listed below are citizens of the United States.

                                                      Present Principal Occupation or
                                                    Employment and Material Occupation,
                                                  Positions, of or Employment Held During
      Name and Address             Title                    the Last Five Years
 -------------------------- ------------------   ----------------------------------------
 Richard P. Randall........ Vice President and   Mr. Randall has served as Vice
                            Secretary            President, Associate General Counsel and
                                                 Assistant Secretary of Parent since
                                                 April 1998. From March 1994 through
                                                 March 1998, he served as Assistant
                                                 General Counsel and Assistant Secretary.
                                                 From September 1993 through February
                                                 1994, he was on a temporary assignment
                                                 with the Material Group Europe Division
                                                 of Parent. Mr. Randall has served as
                                                 Vice President and Secretary of
                                                 Purchaser since June 1999.

 Wayne H. Smith............ Vice President and   Mr. Smith has served as Vice President
                            Treasurer            and Treasurer of Purchaser since June
                                                 1999. In addition, Mr. Smith has held
                                                 the positions set forth above.

 Alan P. Tsuma............. Vice President       Mr. Tsuma has served as Vice President,
                                                 Business Development of Parent since
                                                 December 1995. From January 1986 through
                                                 November 1995, he served as the
                                                 Director, Business Development. Mr.
                                                 Tsuma has served as Vice President of
                                                 Purchaser since June 1999.

 Robert G. van              President            Mr. van Schoonenberg has served as
  Schoonenberg.............                      President of Purchaser since June 1999.
                                                 In addition, Mr. van Schoonenberg has
                                                 held the positions set forth above.

                                                                       ANNEX II

  Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

  (S) 262 Appraisal Rights--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the Stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g)), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the Stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                              LASALLE BANK, N.A.

                            Facsimile Transmission:
                                (312) 904-2236

                             Confirm by Telephone:
                                (312) 904-2450

           By Hand:                By Overnight Courier:                 By Mail:
      LaSalle Bank, N.A.             LaSalle Bank, N.A.             LaSalle Bank, N.A.
    Attn: Corporate Trust          Attn: Corporate Trust          Attn: Corporate Trust
          Operations                     Operations                     Operations
 135 S. LaSalle Street, Suite   135 S. LaSalle Street, Suite   135 S. LaSalle Street, Suite
             1811                           1811                           1811
 Chicago, Illinois 60603-3498   Chicago, Illinois 60603-3498   Chicago, Illinois 60603-3498

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                           New York, New York 10005

                Banks and Brokers Call Collect: (212) 425-1685
                   All Others Call Toll Free: (800) 848-2998